Press Release

iStar Reports Fiscal Year and Fourth Quarter 2019 Results

NEW YORK, February 24, 2020

iStar Inc. (NYSE: STAR) today reported results for the fiscal year and fourth quarter ended December 31, 2019.

iStar highlights include:

- Net income (loss) per diluted common share of $3.73 and ($0.71) for the twelve months and three months ended December 31, 2019, respectively
- Adjusted income (loss) per diluted common share of $3.72 and ($0.44) for the twelve months and three months ended December 31, 2019, respectively
- Market value of Safehold investment at year-end represented an unrealized gain of over $500 million
- $2 billion of capital markets transactions in 2019
- Two new executive leadership hires: Chief Financial Officer, Jeremy Fox-Geen and board member, Anita Sands

"At the beginning of 2019, we outlined a bold new chapter for iStar and defined a clear vision focused on three main objectives: go 'all-in' to scale a game-changing ground lease platform, highlight the embedded value in our portfolio, and simplify our business ," said Jay Sugarman, Chairman and Chief Executive Officer. "Our team delivered outstanding results across all three objectives and we are pleased the Company's efforts have begun to translate into significant shareholder returns."

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@istar.com

The Company published a presentation detailing its results and a reconciliation of its non-GAAP financial metrics, which can be found on its website, www.istar.com, in the "Investors" section.

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through iStar's website and by using the dial-in information listed below:

Dial-In:	844.767.5679
International:	409.207.6967
Access Code:	5763507

A replay of the call will be archived on the Company's website. Alternatively, the replay can be accessed via dial-in from 1:00 p.m. ET on February 24, 2020 through 11:59 p.m. ET on March 9, 2020 by calling:

Replay:	866.207.1041
International:	402.970.0847
Access Code:	7799603

• • •

iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on all types of properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE: SAFE), the first publicly traded company to focus on modern ground leases, iStar is helping create a logical new approach to the way real estate is owned, and continues to use its historic strengths in finance and net lease to expand this unique platform. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com.

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@istar.com

Company Contact:
Jason Fooks, Senior Vice President of Investor Relations & Marketing

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@istar.com